As filed with the United States Securities and Exchange Commission on July 18, 2024.

Registration No. 333-259467

Registration No. 333-265534

Registration No. 333-272944

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-259467

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-265534

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-272944

UNDER THE SECURITIES ACT OF 1933

ASTRA SPACE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-1270303
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 Skyhawk Street, Alameda, CA	94501
(Address of Principal Executive Offices)	(Zip Code)

Astra Space, Inc. 2021 Omnibus Incentive Plan, as amended

Astra Space, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Chris Kemp

Chief Executive Officer

1900 Skyhawk Street

Alameda, CA 94501

(Name and address of agent for service)

(510) 956-5279

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Katheryn A. Gettman, Esq.

Cozen O’Connor P.C.

33 South 6th Street, Suite 3800

Minneapolis, Minnesota 55402

(612) 260-9000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments, which relate to the following Registration Statements on Form S-8 (together, the “Registration Statements”) filed by Astra Space, Inc. (the “Registrant”), are being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

•

Registration Statement on Form S-8 (No. 333-259467) previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on September 10, 2021 to register (a) 36,765,000 shares of Common Stock reserved for issuance under the Astra Space, Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Incentive Plan”), and (b) 5,000,000 shares of Common Stock reserved for issuance under the Astra Space, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”);

•

Registration Statement on Form S-8 (No. 333-265534) previously filed by the Registrant with the SEC on June 10, 2022 to register (a) an additional 19,148,738 shares of Common Stock reserved for issuance under the Incentive Plan, and (b) an additional 2,629,748 shares of Common Stock reserved for issuance under the ESPP; and

•

Registration Statement on Form S-8 (No. 333-272944) previously filed by the Registrant with the SEC on June 26, 2023 to register (a) an additional 7,737,867 shares of Common Stock reserved for issuance under the Incentive Plan, and (b) an additional 2,692,367 shares of Common Stock reserved for issuance under the ESPP.

Effective July 18, 2024, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of March 7, 2024, by and among Apogee Parent Inc., a Delaware corporation (“Parent”), Apogee Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on July 18, 2024.

Astra Space, Inc. (Registrant)

By:	/s/ Axel Martinez
Name: Axel Martinez Title: Authorized Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.